XERIUM TECHNOLOGIES, INC.
MANAGEMENT INCENTIVE COMPENSATION AWARD AGREEMENT

Pursuant to the terms of the Xerium Technologies, Inc. 2015 Management Incentive Compensation Program (the “MIC”) and the Xerium Technologies, Inc. 2010 Equity Incentive Plan (the “Plan”), Xerium Technologies, Inc. (the “Company”) hereby grants to the Employee the Management Incentive Compensation Award (“MIC Award”) described below.
1.The Incentive Compensation Award. The MIC Award is subject to the terms and conditions of this Management Incentive Compensation Award Agreement (“Agreement”) and the Plan. The Incentive Compensation Award is a cash award payable as set forth in this Agreement. The target amount of the award for the Employee, as a percentage of Employee’s year-end annual base compensation from the Company, is set forth on Schedule 1 of this Agreement. The amount payable will be adjusted upward or downward, or may be forfeited, based on performance as set forth on Schedule 1 of this Agreement. “Vested” portion of the Award is the portion of the Award to which the Employee has a nonforfeitable rights. An Award shall be paid hereunder only to the extent that such Award is Vested, as provided in this Agreement. The Employee’s rights to payment under the Award are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.
1.    Payment of Award. The amount determined under Schedule 1 shall be paid to the Employee in cash not later than March 15, 2016, subject to applicable tax withholding.
2.    Treatment of Awards Upon a Change of Control; Termination of Employment.
(a)    In the event a Change of Control (defined below) occurs prior to the close of the performance year with respect to the Award, for the performance period from January 1, 2015 to the date of closing of the Change of Control (the “COC Performance Year”) the applicable performance metrics specified in Schedule 1 of the Award Agreement shall be determined as follows: (i) the performance year shall be deemed to end on the effective date of such transaction; and (ii) the performance metrics shall be deemed achieved to the extent the applicable performance metrics specified in Schedule 1 of the Award Agreement for the shortened performance year described in clause (i) above are on target to be achieved based upon the financial information available to the Company. In the event such performance metrics have been achieved pursuant to the foregoing sentence for the COC Performance Year and the MIC (or an equivalent plan approved by the Board that is no less lucrative or generous than the MIC) is not continued for the period from the end of the COC Performance Year to the end of calendar year 2015, the full amount of the Award determined under Schedule 1 shall be paid to the Employee in cash promptly following the Change of Control, subject to applicable tax withholding. In the event such performance metrics have been achieved pursuant to the first sentence above for the COC Performance Year and the MIC (or an equivalent plan approved by the Board that is no less lucrative or generous than the MIC) is continued for the period from the end of the COC Performance Year to the end of the calendar year (subject to an adjustment for any payments made at the Change of Control effective date hereunder), the amount of the Award determined under Schedule 1 shall be prorated by multiplying the Award by a fraction, the numerator of which is the number of days in the COC Performance Year and the denominator of which is 365, and such Award shall be paid to the Employee in cash promptly following the Change of Control, subject to applicable tax withholding.
(b)    In the event of a termination of the Employee’s employment for reasons other than (i) death or Disability, (ii) termination without Cause or (iii) termination by the Employee with Good Reason on or prior to December 31, 2015, no Award shall be payable to Employee.
(c)    In the event of a termination of the Employee’s employment as a result of (i) death or Disability, (ii) termination without Cause or (iii) termination by the Employee with Good Reason on or prior to December 31, 2015, the Formula Award for such Employee determined under Schedule 1 of the Award Agreement shall be prorated by multiplying such Formula Award amount by a fraction, the numerator of which is the number of days in the performance year in which Employee was employed by the Company and the denominator of which is 365. The resulting Award shall be paid to Employee in accordance with Section 2 above.
(d)    For purposes of this Agreement, the following definitions will apply:
(i)    “Cause” has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof). If the Employee has no written employment agreement with the Company, “Cause” shall mean (i) the Employee’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) the Employee’s fraud, theft or embezzlement committed with respect to the Company or any of its subsidiaries; or (iii) the Employee’s willful and continued failure to perform his material duties to the Company and its Subsidiaries, where the Company has provided written notice to the Employee of the failure and the Employee shall not have remedied such failure within then (10) business days following the effectiveness of such notice.
(ii)    “Change of Control” shall mean any of the following which takes place after the Effective Date: (i) any Person or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its subsidiaries, becomes a beneficial owner, directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company; (ii) any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing, occurs and the beneficial owners of the Company’s voting securities outstanding immediately prior to such consolidation, merger, sale or other disposition do not, immediately following the consummation of such consolidation, merger, sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the surviving or resulting corporation in the case of any merger or consolidation or of the acquiring Person or Persons in the case of any sale or other disposition; or (iii) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company or any of its subsidiaries), individuals who are Continuing Directors shall cease to constitute a majority of the Board. For the purpose of this definition, the term “beneficial owner” (and correlative terms, including “beneficial ownership”) shall have the meaning set forth in Rule 13d-3 under the Act. provided in each such case such event is also a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5)(1) (or similar applicable regulation under Section 409A of the Code).
(iii)    “Disability” has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof). If the Employee has no written employment agreement with the Company, “Disability” shall mean Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
(iv)    “Good Reason” has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof), where the Employee provides notice of the Good Reason event within 90 days of its occurrence and provides the Company at least 30 days to cure such matter. If the Employee has no written employment agreement with the Company, “Good Reason” shall mean a requirement that the Employee relocate more than fifty (50) miles from his then-current principal residence, it being understood that the Employee may be required to travel frequently and that prolonged periods spent away from Employee’s principal residence shall not constitute Good Reason.
(v)    “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group.
3.    Clawback. If an Employee receives an Award payout under the MIC based on financial statements that are subsequently required to be restated in a way that would decrease the amount of the Award to which the Employee was entitled, the Employee will refund to the Company the difference between what the Employee received and what the Employee should have received; provided that (i) the value of any difference to be refunded will be determined net of withholding and (ii) no refund will be required for Awards paid more than three years prior to the date on which the Company is required to prepare the applicable restatement. The value of any difference to be refunded will be determined in a manner consistent with regulations the Securities and Exchange Commission may adopt pursuant to Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
4.    Confidentiality.
(a)    Employee acknowledges that the Company and its subsidiaries continually develop Confidential Information (defined below), that the Employee may develop Confidential Information for the Company or its subsidiaries during Employee’s employment with the Company, and that Employee may learn of Confidential Information during the course of such employment. Employee will comply with the policies and procedures of the Company and its subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its subsidiaries), any Confidential Information obtained by Employee incident to his employment or other association with the Company or any of its subsidiaries. Employee agrees to only use the Company’s Confidential Information as necessary to perform his or her job during employment with the Company. Employee understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Employee, shall be the sole and exclusive property of the Company and its subsidiaries. Employee shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Employee’s possession or control.
(b)    For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company or its subsidiaries, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its subsidiaries, (ii) the Company and its subsidiaries Products (defined below), (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries, (iv) the identity and special needs of the customers of the Company and its subsidiaries and (v) the people and organizations with whom the Company and its subsidiaries have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its subsidiaries have received, or may receive hereafter, from others which was received by the Company or any of its subsidiaries with any understanding, express or implied, that the information would not be disclosed. For purposes of this Agreement, “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its subsidiaries, together with all services provided or planned by the Company or any of its subsidiaries, during Employee’s employment with the Company or any of its subsidiaries.
5.    Restricted Activities. Employee, as a condition to participation in the MIC and in consideration of Participant's continued employment by the Company and/or its subsidiaries, agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its subsidiaries and agrees as follows:
(a)    For a period of time beginning on the date Employee executes a copy of this Agreement and continuing for a period ending on the date which is one (1) year after Employee’s employment terminates (the “Non-Competition Period”) Employee shall not, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in, assist or have any active interest in a business that competes with the Company or any of its subsidiaries or otherwise compete with the Company or any of its subsidiaries: (i) anywhere throughout the world; (ii) in North America; (iii) in South America; (iv) in Europe; (v) in Asia; (vi) in Australia; (vii) in the United States; (viii) in those states of the United States in which the Company or any of its subsidiaries sells products or conducts business activities. Specifically, but without limiting the foregoing, Employee agrees that during the Non-Competition Period, Employee shall not: (A) undertake any planning for any business competitive with the Company or any of its subsidiaries; or (B) engage in any manner in any activity that is competitive with the business of the Company or any of its subsidiaries. For the purposes of this Section 6, Employee’s undertaking shall encompass all items, products and services that may be used in substitution for Products.
(b)    Employee agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its subsidiaries that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its subsidiaries.
(c)    Employee further agrees that while he is employed by the Company and during the Non-Competition Period, Employee will not, (i) hire or attempt to hire any employee of the Company or any of its subsidiaries, (ii) hire or attempt to hire any independent contractor providing services to the Company or any of its subsidiaries, (iii) assist in hiring or any attempt to hire anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any employee or independent contractor of the Company or any of its subsidiaries to terminate his or her relationship with the Company or any of its subsidiaries, or (v) solicit or encourage any customer or vendor of the Company or any of its subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any competing business or activity. For purposes of Employee’s obligations hereunder during that portion of the Non-Competition Period that follows termination of Employee’s employment, employee, independent contractor, customer or vendor of the Company or any of its subsidiaries shall mean any Person who was such at any time during the six (6) months immediately preceding the date of the termination of Employee’s employment.
(d)    In the event that the one (1) year period stated above is held unenforceable by a court of competent jurisdiction due to its length, then the period shall be six (6) months or such other time as determined enforceable by such court.
6.    Non-Inducement. Employee will not directly or indirectly assist or encourage any person or entity in carrying out or conducting any activity that would be prohibited by this Agreement if such activity were carried out or conducted by me.
7.    Assignment of Rights to Intellectual Property. Employee shall promptly and fully disclose all Intellectual Property (defined below) to the Company. Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee’s full right, title and interest in and to all Intellectual Property. Employee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Employee will not charge the Company for time spent in complying with these obligations. All copyrightable works that Employee creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For purposes of this Section 8, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Employee (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company or any of its subsidiaries) during Employee’s employment with the Company or any of its subsidiaries (including prior to the Effective Date if applicable) that relate to either the Products or any prospective activity of the Company or any of its subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its subsidiaries.
8.    Consideration and Acknowledgments. Employee acknowledges and agrees that the covenants described in Sections 4 through 8 of this Agreement are essential terms, and the underlying Management Incentive Compensation Award would not be provided by the Company in the absence of these covenants. Employee further acknowledges that these covenants are supported by adequate consideration as set forth in this Agreement, that full compliance with these covenants will not prevent Employee from earning a livelihood following the termination of his or her employment, and that these covenants do not place undue restraint on Employee and are not in conflict with any public interest. Employee further acknowledges and agrees that Employee fully understands these covenants, has had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, that these covenants are reasonable and enforceable in every respect, and has voluntarily agreed to comply with these covenants for their stated term. Employee agrees that in the event he or she is offered employment with a competing business at any time in the future, Employee shall immediately notify the competing business of the existence of the covenants set forth above.
9.    Enforceability; General Provisions.
(a)    Employee agrees that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that full compliance with the terms of this Agreement will not prevent Employee from earning a livelihood following the termination of employment, and that these covenants do not place undue restraint on Employee.
(b)    Because the Company’s current base of operations is in North Carolina, Employee consents to the jurisdiction of the state and federal courts of North Carolina with respect to any claim arising out of this Agreement.
(c)    Employee acknowledges that in the event of a breach or a threatened breach of this Agreement, the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company shall be entitled, in addition to all remedies otherwise available in law or in equity, to temporary restraining orders and preliminary and final injunctions enjoining such breach or threatened breach in any court of competent jurisdiction without the necessity of posting a surety bond, as well as to obtain an equitable accounting of all profits or benefits arising out of any violation of this Agreement.
(d)    Employee agrees that if a court determines that any of the provisions in this Agreement is unenforceable or unreasonable in duration, territory, or scope, then that court shall modify those provisions so they are reasonable and enforceable, and enforce those provisions as modified.
(e)    If any phrase or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, that phrase, clause or provision shall be deemed severed from this Agreement, and will not affect the enforceability of any other provisions of this Agreement, which shall otherwise remain in full force and effect.
(f)    Waiver of any of the provisions of this Agreement by the Company in any particular instance shall not be deemed to be a waiver of any provision in any other instance and/or of the Company’s other rights at law or under this Agreement.
(g)    Employee agrees that the Company may assign its rights under this Agreement to its successors and that any such successor may stand in the Company’s shoes for purposes of enforcing this Agreement.
(h)    Employee agrees to reimburse Company for all attorneys’ fees, costs, and expenses that it reasonably incurs in connection with enforcing its rights and remedies under this Agreement, but only to the extent the Company is ultimately the prevailing party in the applicable legal proceedings.
(i)    If Employee violates this Agreement, then the restrictions set out in Sections 4 - 8 shall be extended by the same period of time as the period of time during which the violation(s) occurred.
(j)    Employee fully understands Employee’s obligations in this Agreement, has had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, and has voluntarily agreed to comply with these covenants for their stated terms.
(k)    Employee agrees that in the event Employee receives an offer of employment at any time in the future with any entity that may be considered a Competing Business Line, Employee shall immediately notify such Competing Business of the existence and terms of this Agreement. Employee also understands and agrees that the Company may notify anyone later employing Employee of the existence and provisions of this Agreement.
(l)    Employee agrees that Employee’s obligations under Sections 4 through this Section 10 will survive the payment or forfeiture of the Award hereunder and continue for the duration of Employee’s employment with the Company, and thereafter to the extent stated in their terms.
10.    Miscellaneous.
(a)    No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.
(b)    Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.
(c)    Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.
(d)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.
(e)    Employee Acknowledgements. Employee acknowledges that (i) Employee has had access to Company’s trade secrets and Confidential Information at the highest levels, including without limitation manufacturing and marketing strategy, customer strategy and lists, technical know-how, product and process research and development, and business plans, (ii) Employee has had access to Confidential Information regarding and has been privy to discussions and strategy sessions at the highest levels of the Company regarding all aspects, business lines and product segments of the Company, and (iii) that these trade secrets and Confidential Information would inevitably be disclosed were Employee to work for a competitor.
(f)    Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
(g)    Conflicts. To the extent there are any conflicts between provisions this Agreement and any applicable employment agreement entered into between Employee and the Company or its subsidiaries, the provisions of such employment agreement shall govern and nothing in this Agreement shall in any way amend, supersede or otherwise change any provisions or rights contained in such employment agreement.
(h)    409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.
(i)    Section 162(m). The Award shall be construed and administered consistent with the intent that it qualify to the maximum extent possible as qualifying performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.
(j)    Amendment. This Agreement may be amended only by mutual written agreement of the parties.
IN WITNESS WHEREOF, Xerium Technologies, Inc. and Employee have executed this Management Incentive Compensation Agreement as of the date first written above.
Xerium Technologies, Inc.

By:
Name:    Michael Bly
Title:    EVP of Global Human Resources
Acknowledged and agreed:
Employee
Signature:
Printed Name:
Date:
Schedule 1
(a)    Target Award: ___% of base compensation
(b)    Metrics. Two measures of performance will be used in determining the formula adjustment under the Award:
(1)    75% of the Target Award shall be based on Xerium 2015 Bank Adjusted EBITDA. The “Bank Adjusted EBITDA” means “Adjusted EBITDA,” as such term is defined in that certain Credit and Guaranty Agreement, dated as of May 17, 2013, as amended from time to time (the “Credit Agreement”), entered into by and among the Company, certain subsidiaries of the Company, Jefferies Finance LLC, as administrative agent and other agents and banks party thereto, as in effect for Xerium Technologies, Inc. for the year ended December 31, 2015.
(2)    25% of the Target Award shall be based on Xerium 2015 Working Capital Management Percentage. The "Working Capital Management Percentage" means the percentage determined by dividing the Company's total trailing twelve month sales for the period by the total Working Capital of the Company as of the date of determination.  "Working Capital" shall be calculated as trade accounts receivable plus net inventory less trade accounts payable.  Working capital will be measured using a 5 point, quarterly average performance to determine achievement.
(c)    Currency Adjustments. The final Bank Adjusted EBITDA and Working Capital Management Percentage will be adjusted at the end of the year to reflect currency fluctuations relative to the US$ in all markets. Any adjustments made will be based on the following budgeted rates:

Foreign Exchange Rates - EBITDA		Foreign Exchange Rates - TWC
ARS	0.086548	ARS	0.076923
AUD	0.83000	AUD	0.80000
BRL	0.372898	BRL	0.363636
CAD	0.887036	CAD	0.900901
CHF	0.985487	CHF	0.970874
CNY	0.164750	CNY	0.163399
EUR	1.21000	EUR	1.200000
GBP	1.617500	GBP	1.620000
JPY	0.008833	JPY	0.008696
MXN	0.076483	MXN	0.076923
SEK	0.132986	SEK	0.133333
VND	0.000048	VND	0.000048
TRY	0.436490	TRY	0.425532

(d)    Target and Formula. The minimum, target and maximum thresholds of Bank Adjusted EBITDA and Working Capital Management Percentage for 2015 shall be set by the Committee and delivered to the Employee in a separate writing; provided, however, that the amounts may be adjusted by the Committee after the initial determination of the amounts to reflect any material change of circumstance, including without limitation, the acquisition or disposition of any business by the Company or any of its subsidiaries.
Bank Adjusted EBITDA (75% of Target Award)

Bank Adjusted EBITDA	Minimum	Target	Maximum
Percentage of Target Award Payable	25%	100%	150%

Working Capital Management Percentage (25% of Target Award)

Working Capital Management Percentage	Minimum	Target	Maximum
Percentage of Target Award Payable	25%	100%	150%

The formula amount payable with respect to an Award shall be determined as follows (where “X” below refers to the portion of the target award for a Participant under an Award):

•	Bank Adjusted EBITDA Metric below minimum: 75% of Award = no payment

•	Bank Adjusted EBITDA Metric equal to minimum: 75% of Award = 0.25X

•	Bank Adjusted EBITDA Metric at target: 75% of Award = X

•	Bank Adjusted EBITDA Metric at maximum or above: 75% of Award = 1.5X

•	Working Capital Percentage Metric below minimum: 25% of Award = no payment

•	Working Capital Percentage Metric equal to minimum: 25% of Award = 0.25X

•	Working Capital Percentage Metric at target: 25% of Award = X

•	Working Capital Percentage Metric at maximum or above: 25% of Award = 1.5X
The amount payable between the levels of Bank Adjusted EBITDA and Capital Management Percentage identified above shall be determined on the basis of straight line interpolation between points.
(e)    The Committee may in its sole discretion adjust Award amount determined under subsection (e) upwards or downwards by 20% based on the following individual goals associated with the Company’s restructuring projects:

The Committee has delegated such authority (except with respect to his own Award) to the President and Chief Executive Officer of the Company.

The amount payable with respect to an Award shall in all cases be capped at one hundred eighty percent (180%) of a Participant’s target Award (1.8X).

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